EXHIBIT 23.1

Members of:		185 North Church St.
American Institute of Certified Public Accountants		Dyersburg, TN 38024
AICPA Center for Public Company Audit Firms
AICPA Governmental Audit Quality Center
AICPA Employee Benefit Plan Audit Quality Center		Phone 731.285.7900
Tennessee Society of Certified Public Accountants		Fax 731.285.6221
Kentucky Society of Certified Public Accountants	Offices in Tennessee & Kentucky	www.atacpa.net

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of First Citizens Bancshares, Inc. on Form S-4 of our report dated February 28, 2014 on the consolidated financial statements of First Citizens Bancshares, Inc. and to the reference to us under the heading ‘Experts” in the prospectus.

/s/ Alexander Thompson Arnold PLLC

Dyersburg, Tennessee

August 20, 2014